Consent of Independent Certified Public Accountants


     We have issued our reports dated February 24, 1998, accompanying the financial statements of New
Frontier Communications, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                 JOHNSON, MILLER & CO.

Odessa, Texas
December 4, 1998